                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Consumer Portfolio Services, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Consumer Portfolio Services, Inc. filed on December 20, 2001, of our report dated March 29, 2001, relating to the consolidated balance sheets of Consumer Portfolio Services, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of Consumer Portfolio Services, Inc.

                                    KPMG LLP

Orange County, California
December 20, 2001


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